Exhibit 99.1

Joint Venture Expands Synacor Reach to China
Synacor and Maxit Technology Inc. Form Joint Venture to Provide Next-Gen Startpages in China
BUFFALO, N.Y., March 12, 2013 (GLOBE NEWSWIRE) -- Synacor Inc. (SYNC), the leading provider of next-gen startpages, TV Everywhere solutions and cloud-based Identity Management (IDM) services across multiple devices for cable, satellite, telecom and consumer electronics companies, today announced it has formed a joint venture with Maxit Technology Inc., a leading intelligent Internet platform company based in Beijing, to expand Synacor services to China.
The joint venture, part of Synacor's international growth strategy, will be known as Synacor China Limited, and it will apply for registration in China as Beijing Xing Mai Technology Limited. Both parties will own 50% of the joint venture. Under the terms of the agreement, Synacor and Maxit will both license certain intellectual property, and Synacor will provide capabilities and resources to the joint venture and an investment commitment of $2 million over two years.
The joint venture will combine Synacor's expertise in next-gen startpages, email, messaging services, and cross-platform solutions for PCs, tablets and smartphones with Maxit's expertise in telecommunications, analytics and experience with China's largest telecom operators. Synacor will leverage the benefits of its search and display advertising and subscription-based business model developed in North America and deploy it into the China market.
The CEO of the joint venture will be Dr. Sean Wang. Dr. Wang is the Chairman and CEO of Maxit Technology Inc., and was previously the CEO of Dragontech Ventures, a venture capital firm he co-founded in 2000. Wang, who was formerly on the faculty of the Department of Electrical and Computer Engineering at the University of Victoria, Canada where he received his Ph.D., also has experience as an investment banker at China International Capital Corporation and Nikko Securities. Dr. Wang and Mei Deng, Ph.D., a Maxit board member, will represent Maxit on the joint venture's board of directors. Synacor will be represented on the board by the following executives of Synacor: Ron Frankel, CEO; George Chamoun, Executive VP; and Bill Stuart, CFO.
"In China, where over half a billion consumers are online, we see a great opportunity for Synacor's cross-platform startpage and portal solutions for operators and consumer electronics companies," said Wang. "We are committed to making this joint venture a success and are excited to be working together."
"China represents a significant international growth opportunity to expand the reach of our products and services," said Ron Frankel, Synacor CEO. "Synacor is honored to enter into this joint venture with Maxit and we are excited and confident about Sean's commitment and ability to achieve success."
The joint venture's ability to operate in China is subject to customary regulatory conditions, including registration as a wholly foreign-owned enterprise (WFOE) in China. Synacor and Maxit expect to complete registration of the WFOE in the second quarter of 2013.
For more information on Synacor's services please visit synacor.com or email tellmemore@synacor.com.
About Synacor
Synacor's white-label platform enables cable, satellite, telecom and consumer electronics companies to deliver TV Everywhere, digital entertainment, cloud-based services and apps to their end-consumers across multiple devices, strengthening those relationships while monetizing the engagement. Synacor (SYNC) is headquartered in Buffalo, NY. For more information, visit synacor.com.
Integrate. Authenticate. Engage.
The Synacor logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11609
About Maxit Technology Inc.
Maxit develops intelligent Internet platforms based on user analytics and big data technology, with applications in personalized information presentation and advertising, online marketing and audience research, and more. For more information, visit http://www.maxit-tech.com.cn/.

Forward-Looking Statements
This release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the benefits of the joint venture and its plans, objectives, expectations and intentions with respect to future operations, products and services. These statements are based on the current expectations or beliefs of management of Synacor, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the respective businesses of Synacor, including (i) the joint venture not being able to obtain the approvals required from the PRC government for its establishment; (ii) increasing competition in the industry and the joint venture's ability to compete in the Chinese market; (iii) the impact of regulatory changes in the industry; (iv) potential difficulties associated with operating the joint venture; (v) the joint venture's ability to obtain additional financing; (vi) the joint venture's ability to offer competitive products and services in the Chinese market at a favorable margin; (vii) general business and economic conditions, including seasonality of the industry and growth trends in the industry; (viii) Synacor's ability to successfully enter the Chinese market and operate internationally; (ix) potential delays, including obtaining permits, licenses and other governmental approvals; (x) trade barriers and potential duties; and (xi) Synacor's and the joint venture's ability to protect intellectual property. More detailed information about these factors may be found in filings by Synacor, as applicable, with the Securities and Exchange Commission, including its most recently filed Quarterly Report on Form 10-Q. Synacor is under no obligation to, and expressly disclaims any such obligation to, update or alter the forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Contact:
Denise Garcia, SVP
ICR
ir@synacor.com
716-362-3309
Press Contact:
Meredith Roth, VP, Corporate Communications
press@synacor.com
646-380-5141